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                                                             Page 20 of 22 Pages

                                                                    EXHIBIT 99.C

                                   EXHIBIT C

                              CONSULTING AGREEMENT


         This Agreement is made as of October 25, 1993 by and between American Communication Services, Inc. (the "Company"), and Thurston Partners, Inc., an Illinois corporation (the "Consultant").

                                   WITNESSETH

         WHEREAS, the Consultant has previously rendered financial consulting and advisory services to the Company in connection with the development of the Company's business as an owner and operator of fiberoptic telecommunications systems (the "Systems);

         WHEREAS, the Company requires further assistance in the development of its Systems, which necessitates a review of the Company's existing business plan and prospects and continued monitoring and advice in the further development of the Company's Systems;

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

I.       Services Rendered and To Be Rendered By Consultants

         (A) The Company recognizes that the Consultant has continually rendered services to the Company as described in the first WHEREAS clause above, and that the compensation to be paid to it is partially in consideration of such prior services.

         (B) In addition to the services previously rendered, Consultant hereby agrees to render from time to time such financial and advisory services as shall be necessary and proper to enable the Company to overcome the development problems it has recently experienced. Such services shall include, but shall not be limited to, the following:

         1. Review of the Company's present business plan with a view to making recommendations to the Company's management and its Board of Directors with respect thereto;

         2. Develop and recommend to the Company financing strategies designed to assist the Company in attaining its development and operational objectives;

         3. Render financial and consulting advisory services as requested from time to time by the Company and its Board of Directors; and

         4. Meet with the Company and its Board of Directors from time to time to discuss and supplement the Company's business plan and to review and analyze the Company's corporate financial strategies in light of changing economic conditions and the Company's then current business prospects.

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                                                             Page 21 of 22 Pages

II.      Compensation

         (A) The Company agrees to compensate the Consultant by issuing to Consultant warrants (the "Warrants") for the purchase of a total of 300,000 shares of the Company's Common Stock. Such Warrants shall be exercisable in whole or in part beginning one year from the date hereof and for a period of four (4) years thereafter, at a price of $.0875 per share. The parties hereby agree that the Warrants and underlying shares shall be issued pursuant to and inc accordance with Rule 701 (under the Securities Act of 1933, as amended) and shall be restricted as to their subsequent transfer or disposition, except that the Consultant shall have the right to seek assistance from one or more additional financial consultants of its choosing to assist it in rendering the services described herein and to direct that any amount of the Warrants otherwise issuable to the Consultant be issued to such additional financial consultants. Any such Warrants so issuable shall also be restricted as to their transferability. The Warrants and the underlying shares of Common Stock issuable pursuant hereto shall be properly stamped with a legend to this effect.

         (B) The Consultant is hereby granted piggyback registration rights in whole or in part in its discretion with respect to the Warrants and/or the underlying shares at anytime beginning one year from the date hereof and for the six year period thereafter, in the event that the Company effects any public offering of its securities.

         (C) At any time beginning two years from the date hereof, the Consultant may "put" the underlying shares (to the extend the Warrants have been exercised) to the Company in whole or in part, at a price of $2.25 per share. Upon such put being made, the Company will promptly purchase the underlying shares at the put price of $2.25 per share.

III.     Miscellaneous

         Expenses. Each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation, its legal and accounting fees. Neither party hereto has enlisted or contracted for the services of a broker, finder, financial advisor or any entity acting in a similar capacity in connection with this Agreement.

         Successors and Assigns. Except as otherwise expressly provided herein, all agreements contained in this Agreement, by or on behalf of any of the parties hereto, will bind and inure to the benefit of the respective successors and assigns of the parties hereto.

         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

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                                                             Page 22 of 22 Pages

         Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to conflicts of law principles.

         Termination. Except for the provisions of Section II above which shall survive the termination of this Agreement, this Agreement shall terminate six (6) months from the date of the execution hereof.

         Entire Agreement. Except as expressly provided herein, this Agreement constitutes the entire agreement of the parties in respect of the subject matter hereof and supersedes any and all prior understandings (whether written or oral) in respect of such subject matter.

         IN WITNESS WHEREOF, the Consultant and the duly authorized officers of the Company have executed and delivered this Agreement as of the day and year first above written.


                                    AMERICAN COMMUNICATION SERVICES, INC.

                                    By:              /s/ A.J. Pompliano
                                             ----------------------------------
                                                     A.J. Pompliano
                                    Title:           Chairman


                                    THURSTON PARTNERS, INC.

                                    By:             /s/ Patrick J. Haynes
                                             ----------------------------------
                                                     Patrick J. Haynes
                                    Title:           President